UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	August 6, 2009
(Date of earliest event reported)	August 4, 2009

ONEOK PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103-4298
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2009, the Board of Directors of our sole general partner, ONEOK Partners GP, L.L.C. (ONEOK Partners GP), was expanded from six to 10 members, and Julie H. Edwards, Jim W. Mogg, Shelby E. Odell and Craig F. Strehl were elected to the Board to fill these additional positions.  All of the current directors continue as members of the Board.

The Board also appointed Ms. Edwards and Messrs. Mogg, Odell and Strehl as additional members of our Audit Committee.

Also on August 4, 2009, the Board of Directors of ONEOK Partners GP also created a new board committee called the Conflicts Committee to review potential conflicts of interest, including related party transactions, as necessary from time to time as provided in our Third Amended and Restated Agreement of Limited Partnership (Partnership Agreement).  The Board appointed Messrs. Odell and Strehl, together with current directors Gil J. Van Lunsen and Gary N. Petersen as the members of the Conflicts Committee.

Ms. Edwards has served on the Board of Directors of ONEOK, Inc. (ONEOK) since June 2007, and she previously served on ONEOK’s Board of Directors from January 2004 to July 2005.  Ms. Edwards served as Senior Vice President—Corporate Development of Southern Union Company from November 2006 to January 2007 and as Senior Vice President and Chief Financial Officer of Southern Union Company from July 2005 to November 2006.  From April 2000 to June 2005, she was Executive Vice President—Finance and Administration and Chief Financial Officer of Frontier Oil Corporation.  Ms. Edwards also serves on the Board of Directors of Noble Corporation and NATCO Group, Inc.

Mr. Mogg has served on the Board of Directors of ONEOK since June 2007.  Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., from August 2005 to April 2007.  From January 2004 to September 2006, he served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy.  Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President, and Chief Executive Officer from April 2000 through December 2003.  Mr. Mogg was Vice Chairman of TEPPCO Partners, LP from April 2000 to May 2002 and Chairman of TEPPCO Partners, LP from May 2002 to February 2005.  Mr. Mogg serves on the Board of Directors of Bill Barrett Corporation and is non-executive Chairman of the Board of First Wind Holdings, Inc.

Mr. Odell held several positions with Koch Industries from 1974 to 2000.  He retired in 2000 as President of Koch Hydrocarbon Company and Senior Vice President of Koch Industries.  Prior to joining Koch, Mr. Odell advanced through several positions with Phillips Petroleum Company.  Mr. Odell is a member of the Board of Directors of Hiland Partners, LP and Hiland Holdings GP, serving as a member of the audit and conflicts committees.  He is a past member of the Board of Directors of the Gas Processors Association.

Mr. Strehl, currently serves as the chief operating officer and as a director of LONESTAR Midstream Partners II, L.P.  Prior to joining LONESTAR, Mr. Strehl was president of Southern Union Gas Services.  He was president of the Bass Family’s Sid Richardson Carbon & Energy Company and directed the sale of its energy assets to Southern Union.  Previously, he held various executive and senior management positions with Southern Union, Aquila Energy and TXO.

Each of the newly appointed directors is a non-management director.  Compensation for non-management directors for 2009 consists of an annual cash retainer of $75,000 and meeting fees of $1,000 for each Audit Committee meeting attended in person or $500 for each Audit Committee meeting attended by telephone.  All annual payments due to the newly appointed directors will be pro-rated for the remainder of the calendar year.  In addition, each new member of our Audit Committee will receive an additional cash fee of $10,000, similarly pro-rated.  Members of the Conflicts Committee or any other committee established pursuant to ONEOK Partners GP’s amended and restated limited liability company agreement are eligible to receive additional compensation for reviewing related party transactions for the purpose of providing “special approval” as provided in our Partnership Agreement.  These additional fees, if any, will be determined with reference to the value of the underlying transaction, with the committee chair and members each having the ability to receive up to $45,000 (for the committee chair) and $30,000 (for other committee members) for transactions valued at more than $100 million up to $1 billion, and up to $80,000 (for the committee chair) and $65,000 (for the other committee members) for transactions valued at more than $1 billion.  Non-management directors are also reimbursed for their expenses related to their attendance at Board and committee meetings.

Item 9.01                Financial Statements and Exhibits.

Exhibit Number	Description
99.1	News release of ONEOK Partners, L.P. dated August 5, 2009, announcing director appointments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., its general partner

Date:	August 6, 2009	By:	/s/ Curtis L. Dinan
Curtis L. Dinan Executive Vice President - Chief Financial Officer and Treasurer